Exhibit 10.10
PLATINUM UNDERWRITERS HOLDINGS, LTD.

SECTION 162(m) PERFORMANCE INCENTIVE PLAN

as
Amended and Restated
as of
February 22, 2010

Section 1.                      Purpose

The purpose of this Platinum Underwriters Holdings, Ltd. Section 162(m) Performance Incentive Plan is to provide a means of determining both annual and long-term incentive compensation for certain of the Company’s executive officers in a manner that qualifies as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

Section 2.                      Definitions

The following capitalized words as used herein shall have the following meanings:

(a)           “Award” means any award granted under the Plan to an Eligible Employee by the Committee subject to such terms and conditions as the Committee may establish under the terms of the Plan.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Cash-Based Award” means any Award denominated by reference to a dollar amount.

(d)           “Committee” means the Compensation Committee of the Board (or such other committee of the Board that the Board shall designate from time to time) or any subcommittee thereof consisting of two or more directors each of whom is an “outside director” within the meaning of Section 162(m).

(e)           “Common Shares” means the common shares of the Company, par value $0.01 per share.

(f)           “Company” means Platinum Underwriters Holdings, Ltd., a Bermuda company.

(g)           “Eligible Employee” means any employee or executive officer of the Company or any of its subsidiaries who is or, in the opinion of the Committee, may become a “covered employee” within the meaning of Section 162(m).

(h)           “Fair Market Value” of a Common Share as of a given date shall have the same meaning as applies under the 2006 Share Incentive Plan or any successor plan.

(i)           "GAAP" means accounting principles generally accepted in the United States of America from time to time.

(j)           “Participant” means an Eligible Employee granted an Award under the Plan.

(k)           “Performance Criteria” shall have the meaning set forth in Section 4(b) hereof.

(l)           “Performance Goals” shall have the meaning set forth in Section 4(c) hereof.

(m)          “Performance Period” means a period determined by the Committee of not more than five years over which the Performance Goals set forth in the Award are to be achieved.

(n)           “Plan” means this Platinum Underwriters Holdings, Ltd. Section 162(m) Performance Incentive Plan, as it may be amended from time to time.

(o)           “Restricted Shares” means Common Shares that are issued subject to such restrictions on transfer and other incidents of ownership and such forfeiture conditions as the Committee may determine.

(p)           “Share-Based Award” means any Award denominated by reference to a number of Common Shares (including Restricted Shares) and/or Share Units.

(q)           “Share Incentive Plan” means the Company’s 2006 Share Incentive Plan or any successor plan, as the same may be amended from time to time.

(r)           “Share Units” means a non-voting unit of measurement based on the Fair Market Value of a Common Share, which entitles a Participant to receive a payment of cash or Common Shares, as determined by the Committee.

(s)           “Section 162(m)” means Section 162(m) of the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(t)           “Statutory Accounting Principles” means statutory accounting principles or practices required or permitted for financial reporting purposes by the National Association of Insurance Commissioners and by the department of insurance (or similar regulatory authority) of the jurisdiction of domicile of each insurance company subsidiary of the Company.

Section 3.                      Administration of the Plan

(a)           Committee Members.  The Plan shall be administered by the Committee.  The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan.  No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.

(b)           Discretionary Authority.  Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Employees to whom, and the time or times at which, Awards may be granted, whether an Award will be a Cash-Based Award or a Share-Based Award, the Performance Period, the Performance Criteria and the Performance Goals, and all other terms of the Award.  The Committee shall also have discretionary authority to interpret the Plan, to make all factual determinations under the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan.  All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.

(c)           Delegation of Authority.  The Committee may delegate, to any appropriate officer or employee of the Company, responsibility for certain ministerial functions (but not the exercise of discretion) under this Plan.

Section 4.                      Awards

(a)           Grant of Awards.  The Committee may grant to any Eligible Employee Cash-Based Awards and/or Share-Based Awards under the Plan with respect to one or more Performance Periods under the Plan.  Performance Periods may run consecutively and/or concurrently, as determined by the Committee. Before the 90th day of the Performance Period, the Committee will determine the type of the Award, the duration of the Performance Period, the Performance Criteria, the applicable Performance Goals relating to the Performance Criteria, and the amount and terms of payment to be made upon achievement of the Performance Goals.

(b)           Performance Criteria.  For purposes of Awards granted under the Plan, the “Performance Criteria” shall be one or any combination of the following, for the Company or any identified subsidiary or business unit, as determined by the Committee at the time of the Award:  net income, earnings per share, operating income, book value per share, return on equity, stock price performance, cash flow, and underwriting gain or loss.  Each of the Performance Criteria shall be applied and interpreted in accordance with GAAP, Statutory Accounting Principles, if applicable, or such other objective measure as established by the Committee at the time of the Award.

(c)           Performance Goals. For purposes of Awards granted under the Plan, the “Performance Goals” shall be the levels of achievement relating to the Performance Criteria selected by the Committee for the Award.  The Performance Goals shall be expressed as an objective formula or standard that precludes discretion to increase the amount of compensation payable that would otherwise be due upon attainment of the goal.  The Performance Goals may be applied on an absolute basis or relative to an identified index or peer group, as specified by the Committee. The Performance Goals may be applied by the Committee after excluding charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as determined in accordance with GAAP, Statutory Accounting Principles, if applicable, or such other objective measure established by the Committee at the time of the Award, provided the adjustments are specified at the time the Award is established.

(d)           Maximum Awards.  The maximum amount that may become payable to any one Participant during any one calendar year under all Cash-Based Awards is limited to $3,000,000.  The maximum number of Common Shares (including Restricted Shares) and/or Share Units that may be subject to all Share-Based Awards granted to any one Participant during any one calendar year is limited to 100,000 Common Shares and/or Share Units.

(e)           Negative Discretion.  Notwithstanding anything else contained in the Plan to the contrary, the Committee shall have the right, in its discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under an Award and (ii) to establish rules or procedures that have the effect of limiting the amount payable to any Participant to an amount that is less than the maximum amount otherwise payable under an Award.  The Committee shall not have discretion to increase the amount that is otherwise payable to any Participant under an Award.

Section 5.                      Payment of Awards

(a)           Certification.  Following the conclusion of the Performance Period of an Award, the Committee shall certify in writing whether the Performance Goals for that Performance Period have been achieved, or certify the degree of achievement, if applicable.

(b)           Payment. Upon certification of the Performance Goals for a Cash-Based Award, the Committee shall determine the amount of payment to the Participant pursuant to the Award, if any.  Upon certification of the Performance Goals for a Share-Based Award, the Committee shall determine the number of Common Shares, Restricted Shares and/or Share Units payable to the Participant pursuant to the Award, if any.  Notwithstanding the foregoing, both Cash-Based Awards and Share-Based Awards may be paid in any combination of cash, Common Shares, Restricted Shares and/or Share Units, as determined by the Committee in its discretion, based upon the Fair Market Value of the Common Shares at the time of payment.

(c)           Share Restrictions.  Any Common Shares, Restricted Shares or Share Units payable in respect of an Award shall be subject to such terms, conditions, restrictions and/or limitations as the Committee shall determine in its discretion.  Any Common Shares that become payable under an Award shall be paid from the Common Shares authorized under the Company’s 2006 Share Incentive Plan or any successor plan, and shall be subject to the terms and conditions of such plan.

(d)           Employment Requirement.  In the event of the termination of employment of a Participant with the Company or a subsidiary before the payment of an Award, the Award shall be forfeited and automatically be cancelled without further action of the Company or the Committee, subject to such conditions as may be approved by the Committee for certain circumstances of termination of employment, such as death or disability, if approved by the Committee in its sole discretion.

(e)           Tax Withholding.  Any payment under this Plan shall be subject to applicable federal, state or local income and employment taxes and any other amounts that the Company is required by law to deduct and withhold from such payment.

(f)           Deferral of Payments.  The Committee may in its discretion grant an Award that provides a Participant the opportunity to elect in writing to defer up to 100% of the payment of amounts payable under the Award, with the election to be made in the manner specified by the Committee.  The Committee may in its discretion provide for interest or other investment return on any such deferred amounts.

Section 6.                      General Provisions

(a)           Effective Date.  Subject to the approval of the Company’s shareholders, the Plan shall be effective with respect to calendar years beginning on or after January 1, 2004.

(b)           Amendment and Termination.  The Company may, from time to time, by action of the Board, amend, suspend or terminate any or all of the provisions of the Plan, but no such amendment, suspension or termination shall adversely affect the rights of any Participant with respect to Awards then outstanding.  Notwithstanding the foregoing, no amendment will be effective without shareholder approval if such approval is required to satisfy the requirements of Section 162(m).  For purposes of Section 162(m), the material terms of the performance goals under the Plan must generally be re-approved by the shareholders no later than the first general meeting of shareholders occurring in the fifth year following the year in which the material terms were last approved.

(c)           Other Compensation.  Nothing contained in the Plan shall prohibit the Company or any subsidiary from establishing other additional incentive compensation arrangements for one or more employees of the Company or from paying compensation outside of the terms of the Plan, whether or not such compensation qualifies as performance-based compensation under Section 162(m).

(d)           No Right to Employment.  Nothing in the Plan shall be deemed to give any Participant the right to remain employed by the Company or any subsidiary or to limit, in any way, the right of the Company or any subsidiary to terminate, or to change the terms of, a Participant’s employment at any time.

(e)           Governing Law.  The Plan shall be governed by and construed in accordance with the laws of New York, without regard to choice-of-law rules.